UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2014

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

Iron Mountain Incorporated (the “Company”) issued today 15.75 million shares of common stock, par value $0.01 per share (the “Common Stock”), and paid an aggregate of approximately $140.0 million in connection with the payment of the Company’s previously announced special distribution of $700 million, or approximately $3.61 per share (the “Special Distribution”). The Special Distribution represents the remaining amount of the Company’s undistributed earnings and profits attributable to all taxable periods ending on or prior to December 31, 2013, which, in accordance with tax rules applicable to real estate investment trust (“REIT”) conversions, the Company is required to pay to its stockholders on or before December 31, 2014 connection with its conversion to a REIT. The Special Distribution also includes some other items of taxable income that the Company expects to recognize in 2014, such as depreciation recapture in respect of accounting method changes commenced in its pre-REIT period as well as foreign earnings and profits repatriated as dividend income.

The Special Distribution is payable today to stockholders of record as of the close of business on September 30, 2014. Stockholders who elected to receive payment of the Special Distribution in cash will receive approximately $1.04 per share of their payment, or 29%, in cash and approximately $2.57 per share, or 71%, in shares of Common Stock. All other stockholders will receive 100% of their payment in shares of Common Stock. Stockholders may also receive cash in lieu of fractional shares. The number of shares of Common Stock to be issued was determined based upon the average closing price on the three trading days following October 24, 2014, or $35.55 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Ernest W. Cloutier
Name:	Ernest W. Cloutier
Title:	Executive Vice President and General Counsel

Date: November 4, 2014